Exhibit 10.39

GLOBAL COMMUNICATION SEMICONDUCTORS, INC.

ADDENDUM TO

SERIES D-1 PREFERRED STOCK PURCHASE AGREEMENT

THIS ADDENDUM TO SERIES D-1 PREFERRED STOCK PURCHASE AGREEMENT (this “Addendum”) is made as of the 19th day of March, 2002, by and among GLOBAL COMMUNICATION SEMICONDUCTORS, INC., a California corporation (the “Company”), the Investors (as defined below), Sirenza Microdevices, Inc., a Delaware corporation (“SMDI”) and Opcom Holdings Limited, a company organized under the laws of the Cayman Islands (“Opcom”)(SMDI and Opcom are also referred to herein as, individually an “Additional Investor,” and collectively, the “Additional Investors”).

WHEREAS, on January 4, 2002, the Company entered into a Series D-1 Preferred Stock Purchase Agreement (the “Purchase Agreement”) with certain investors set forth on Schedule A attached thereto (the “Investors”), pursuant to which the Company sold to the Investors an aggregate of 29,205,569 shares of its duly authorized, validly issued, fully-paid and non-assessable Series D-1 Preferred Stock, for aggregate cash consideration of $17,523,342;

WHEREAS, the Purchase Agreement provides in Section 1.3 thereof that additional investors may, under the conditions set forth therein, become parties to the Purchase Agreement pursuant to a subsequent closing to occur within ninety (90) days following the initial closing;

WHEREAS, each Additional Investor desires to purchase shares of Series D-1 Preferred Stock of the Company in consideration of payment of cash and the Company desires to sell such shares in accordance with the terms and conditions set forth in the Purchase Agreement;

WHEREAS, each of the Investors listed on Schedule B attached hereto deposited their purchase price amount with the Company in advance of the first closing (“Early Investors”) in exchange for earning 10% interest from the Company on such Investor’s aggregate purchase price, calculated from the date of their early investment to January 8, 2002 and each such Early Investor now desires to receive equity in the Company in lieu of cash for such accrued interest as specified in Schedule B;

WHEREAS, Section 7.11 of the Purchase Agreement provides that the Purchase Agreement can be amended or waived with the written consent of the Company and the holders at least fifty percent (50%) of the Common Stock of the Company issued or issuable upon conversion of the Series D-1 Preferred Stock of the Company issued pursuant to the Purchase Agreement;

WHEREAS, the Investors and the Company wish to amend and waive certain provisions of the Purchase Agreement as provided below; and

WHEREAS, all capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Purchase Agreement.

NOW, THEREFORE, in consideration of the funds invested by the Additional Investors hereunder, and the mutual covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale of Stock.

1.1 In accordance with Section 1.3 of the Purchase Agreement, the Additional Investors severally agree to purchase and the Company agrees to sell at the Second Closing (as defined in paragraph 2.1 herein), that number of shares of the Company’s Series D-1 Preferred Stock specified opposite such Additional Investor’s name on Schedule A hereto (the “Additional Shares”) at a cash purchase price of $0.60 per share, subject to the following restrictions:

(a) SMDI shall be permitted to purchase up to 12,500,000 shares of Series D-1 Preferred Stock (for an aggregate purchase amount of up to $7,500,000); (including, without limitation, that number of shares of Series D-1 Preferred Stock which is equal to (x) the aggregate amount of unpaid indebtedness of the Company and accrued and unpaid interest outstanding under that certain Loan and Security Agreement between SMDI and the Company dated October 10, 2002 (the “Loan Agreement”) as of the Second Closing, divided by (y) $0.60, which shares shall be purchased by SMDI’s cancellation of all such indebtedness under the Loan Agreement); provided that SMDI shall own no more than 19.9% of the primary shares of Company capital stock outstanding immediately following the Second Closing; and

(b) Opcom shall be permitted to purchase up to 4,000,000 shares of Series D-1 Preferred Stock (for an aggregate purchase amount of up to $2,400,000).

1.2 Each Early Investor shall receive that number of shares of the Company’s Series D-1 Preferred Stock specified opposite such Early Investor’s name on Schedule B hereto (the “Additional Early Investor Shares”) in lieu of cash for their respective interest payments, calculated at a cash purchase price of $0.60 per share. Such purchase and sale shall be governed by and pursuant to the terms and conditions of the Purchase Agreement (as amended).

1.3 Each of the Additional Investors shall pay interest charges to the Company in the amount of 5%, compounded annually, on such Additional Investor’s aggregate purchase price, calculated from January 8, 2002 to the date of the Second Closing.

1.4 Each of the Additional Investors by their signatures hereto, shall hereby (i) become parties to the Purchase Agreement, as amended (ii) be considered an “Investor” for all purposes under the Purchase Agreement and (iii) have all the rights and obligations of an Investor thereunder.

1.5 Pursuant to Section 1.3 of the Purchase Agreement, Schedule A to the Purchase Agreement is hereby amended to reflect the purchases of the Additional Investors as well as the updated aggregate number of shares held by the Early Investors, a copy of such Amended List of Schedule of Investors is attached hereto as Schedule A.

2. Second Closing.

2.1 The second closing of the purchase and sale described in Section 1 shall take place at the offices of Pillsbury Winthrop LLP, 725 S. Figueroa St., Suite 2800, Los Angeles, California, at 10:00 a.m., local time, on March 19, 2002, concurrently with the execution of this Agreement or at such other time and place as the Company and both of the Additional Investors may mutually agree (the “Second Closing”). At the Second Closing, the Company shall deliver to each Additional Investor a certificate representing the number of Additional Shares set forth opposite such Additional Investor’s name on Schedule A, (i) against payment of the purchase price therefor and interest thereon by each Additional Investor by wire transfer of immediately available funds made pursuant to the Company’s instructions or by cancellation of indebtedness, and (ii) executed counterparts to this Addendum, that certain Amended and Restated Investors’ Rights Agreement by and among the Company, the Founders (as defined therein) and the persons listed therein and that certain Right of First Refusal and Co-Sale Agreement by and among the Company, the Founders (as defined therein) and the persons listed therein and its amendment dated of even date herewith. In the event that payment by an Additional Investor is made, in whole or in part, by cancellation of indebtedness, then except as otherwise provided herein, such Additional Investor shall surrender to the Company for cancellation at the Second Closing, any evidence of such indebtedness or shall execute an instrument of cancellation in form and substance acceptable to the Company. In addition, at the Second Closing, the Company shall deliver to each Early Investor a certificate representing the number of Additional Early Investor Shares set forth opposite such Early Investor’s name on Schedule B, in lieu of paying cash as interest on such Early Investor’s purchase price amount.

2.2 No additional shares of Series D-1 Preferred Stock shall be sold after the Second Closing absent the prior written consent of SMDI.

2.3 Effective as of the Second Closing, SMDI and the Company hereby agree that the Loan Agreement and the related Warrant for 300,000 shares of Series D-1 Preferred Stock issued by the Company to SMDI as of the same date (the “Warrant”), are each cancelled and terminated in all respects, and are without further legal effect. Further, effective as of the Second Closing, SMDI and the Company hereby unconditionally release each other of any and all claims, liabilities and obligations arising from the Loan Agreement and the Warrant. SMDI represents in this regard that it has not transferred the Warrant to any third party nor assigned any of its rights or obligations under the Loan Agreement or the Warrant to any third party, and that no consent of a third party is necessary to carry out the actions described above. In furtherance and not in limitation of the above, immediately following the Second Closing, SMDI shall tender to the Company its original copies of the Loan Agreement and the Warrant, each of which shall be prominently marked as “Cancelled”.

3. Representations and Warranties. The Company and the Additional Investors hereby make the following representations and warranties in connection with the purchase and sale of the Additional Shares. For this purpose, references in such representations and warranties to the “Series D-1 Preferred Stock” shall be deemed to refer to the Additional Shares as well, references to the “Agreement” shall be deemed to refer to this Addendum as well, and references to the “Ancillary Documents” shall be deemed to refer to the Ancillary Documents (as defined herein) as well.

3.1 Of the Company.

(a) Generally. The Company hereby makes all of the representations and warranties set forth in Section 2 of the Purchase Agreement to the Additional Investors, as of the date hereof and as of the date of the Second Closing.

(b) Capitalization. In lieu of the representations and warranties contained in Section 2.4(a) and (b) of the Purchase Agreement, the Company hereby represents and warrants to the Additional Investors as follows as of the date hereof and as of the date of the Second Closing:

(1) Preferred Stock. The authorized Preferred Stock of the Company consists of, or will immediately prior to the Second Closing consist of: One Hundred and One Million (101,000,000) shares of Preferred Stock, without par value (the “Preferred Stock”), of which 29,500,000 shares have been designated Series A-1 Preferred Stock, of which 29,497,111 shares have been issued and are outstanding; 2,375,000 shares have been designated Series B-1 Preferred Stock, of which 2,375,000 shares have been issued and are outstanding; 10,005,000 shares have been designated Series C-1 Preferred Stock, of which 10,001,833 shares have been issued and are outstanding; and 50,226,403 shares have been designated Series D-1 Preferred Stock, of which 29,205,569 shares have been issued and are outstanding. The rights, privileges and preferences of the Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock and Series D-1 Preferred Stock are as stated in the Third Amended and Restated Articles of Incorporation. All of the outstanding shares of Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(2) Common Stock. The authorized Common Stock of the Company consists of, or will immediately prior to the Second Closing consist of: One Hundred Fifty Million (150,000,000) shares of Common Stock, without par value (“Common Stock”), of which 1,264,330 shares of Common Stock are issued and outstanding. The outstanding shares of Common Stock have been issued in accordance with the registration or qualification provisions of the Securities Act of 1933 (the “Act”) and any relevant state securities laws or pursuant to valid exemptions therefrom.

(c) Environmental and Safety Laws. In lieu of the representations and warranties contained in Section 2.24 of the Purchase Agreement, the Company hereby represents and warrants to the Additional Investors as follows as of the date hereof and as of the date of the Second Closing: The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety (including, without limitation, laws assessing strict liability in connection with the Company’s treatment, storage or disposal of Hazardous Materials), and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. The Company has listed in Section 2.24 on the Schedule of Exceptions attached to the Purchase Agreement as Schedule B, all Hazardous Materials (as defined below) which it uses or has used at Company Facilities (as defined below) in the normal course of its business. No Hazardous Materials (as defined below) are used or have been used (except as described above), stored, or disposed of by the Company or, to the best of the Company’s knowledge after reasonable investigation, used, stored or disposed of by any other person or entity on any property owned, leased or used at any time by the Company (“Company Facilities”) and no Hazardous Materials exist in the soil, groundwater or improvements in, on, under or about any Company Facilities in a manner that would result in material liability to the Company. “Hazardous Materials” shall mean (1) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, and/or federal laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (2) any petroleum products or nuclear materials.

3.2 Of the Additional Investors. The Additional Investors, severally and not jointly, hereby make to the Company each of the representations set forth in Section 3 of the Purchase Agreement, as of the date hereof and as of the date of the Second Closing.

4. Conditions of Additional Investors’ Obligations at Second Closing. The obligations of each Additional Investor under this Agreement are subject to the fulfillment on or before the Second Closing of each of the following conditions, the waiver of which shall not be effective against any Additional Investor who does not consent in writing thereto:

4.1 Representations and Warranties. The representations and warranties made by the Company contained in Section 2 of the Purchase Agreement and Section 3 hereof shall be true and correct on and as of the Second Closing with the same effect as though such representations and warranties had been made on and as of the date of the Second Closing, except for changes described herein.

4.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in the Purchase Agreement or this Addendum that are required to be performed or complied with by it on or before the Second Closing.

4.3 Compliance Certificate. The Acting President of the Company shall deliver to each Additional Investor at the Second Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 hereof have been fulfilled.

4.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state or the consents of any other person that are required in connection with the lawful issuance and sale of the Additional Shares pursuant to this Addendum shall be duly obtained and effective as of the Second Closing.

4.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Additional Investors.

4.6 Restated Articles. The Company shall have filed the Third Amended and Restated Articles of Incorporation (“Restated Articles”) in the form attached hereto as Exhibit A with the Secretary of State of California on or prior to the Second Closing, which shall have been accepted and certified by the Secretary of State of California and shall continue to be in full force and effect as of the Second Closing.

4.7 Ancillary Agreements. The Company, each Additional Investor and each holder of the Company’s Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, the Founders (as defined therein) and the Major Employee Shareholders (as defined therein) shall have entered into the Amended and Restated Investors’ Rights Agreement in substantially the form attached as Exhibit B and the Company, each Additional Investor, each holder of the Company’s Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, the Founders and the Major Employee Shareholders shall have entered into the Amendment to the Right of First Refusal and Co-Sale Agreement in substantially the form attached hereto as Exhibit C (collectively the “Ancillary Agreements”).

4.8 Opinion Letter. The Additional Investors shall have received an opinion letter from Pillsbury Winthrop LLP, counsel to the Company, in substantially the form attached as Exhibit G to the Purchase Agreement, dated the Second Closing date and covering matters related the sale of the Additional Shares pursuant to the Ancillary Documents and this Addendum in addition to and to the same extent as the matters already covered therein.

4.9 Intellectual Property Opinion. The Additional Investors shall have received an opinion dated the Second Closing date from Pillsbury Winthrop LLP, counsel to the Company, with respect to the allegations made by HRL Laboratories against the Company in its October 12, 2001 letter, in substantially the form attached as Exhibit J to the Purchase Agreement.

4.10 Stock Option Opinion. The Additional Investors shall have received an opinion dated the Second Closing date from Akin, Gump, Strauss, Hauer & Feld, LLP, special counsel to the Company, with respect to the Company’s 2001 Stock Incentive Plan, in substantially the form attached as Exhibit K to the Purchase Agreement.

4.11 Secretary’s Certificate. The Secretary of the Company shall deliver to Additional Investors at the Second Closing a certificate as to (i) the due adoption of resolutions by the Company’s Board of Directors and shareholders approving this Addendum, the Ancillary Agreements and the transactions contemplated thereby; (ii) the Restated Articles, indicating that they have been adopted by the Company’s Board of Directors and shareholders and certifying that there are no proceedings currently in progress to amend such Restated Articles; and (iii) the Company’s Bylaws in the form attached to the Purchase Agreement as Exhibit I, indicating that such Bylaws have been adopted by the Company’s Board of Directors and shareholders and certifying that there are no proceedings currently in progress to further amend such Bylaws.

5. Conditions of Company’s Obligations at the Second Closing. The obligations of the Company to each Additional Investor under this Agreement are subject to the fulfillment on or before the Second Closing of each of the following conditions by that Investor, unless otherwise waived:

5.1 Representations and Warranties of Additional Investors. Each Additional Investor severally hereby acknowledges receipt of the Purchase Agreement and the exhibits thereto. Each Additional Investor further acknowledges that such Additional Investor has reviewed the representations and warranties set forth in Section 2.3 hereof and in Section 3 of the Purchase Agreement and agrees that such representations and warranties, which are incorporated herein by this reference and made a part hereof, are true and correct as of the date hereof as they relate to such Additional Investor’s purchase of the Additional Shares hereunder.

5.2 Payment of Purchase Price. The Additional Investor shall have delivered the purchase price for the shares being purchased by such Additional Investor specified in Section 1 hereof.

5.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state jurisdiction that are required to be in effect as of the Second Closing in connection with the lawful issuance and sale of the Series D-1 Preferred Stock pursuant to this Agreement shall be duly obtained and effective as of the Second Closing.

6. Amendments to Purchase Agreement. The Purchase Agreement is hereby amended in the following respects:

6.1 No Escrow. Section 7.1 of the Purchase Agreement shall be deemed amended so as not to apply to the Second Closing.

6.2 Amendment. Sections 7.11 and 7.13 of the Purchase Agreement are hereby amended and restated as follows:

7.11 Amendments and Waivers. Any term of this Agreement (and any addenda or amendments thereto) may be amended and the observance of any term of this Agreement (and any addenda or amendments thereto) may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least 75% of the Common Stock issued or issuable upon conversion of the Series D-1 Preferred Stock. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted), each future holder of all such securities and the Company.

7.13 Effect of Amendment or Waiver. Each Investor acknowledges that by the operation of Section 7.10 hereof the holders of at least 75% of the Common Stock that is issued or issuable upon conversion of the Series D-1 Preferred Stock will have the right and power to diminish or eliminate all rights of such Investor under this Agreement.

Unless expressly otherwise provided, or the content indicates otherwise, all terms of the Purchase Agreement shall apply to and be deemed incorporated in this Agreement.

This Addendum may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Addendum is hereby executed as of the date first above written.

GLOBAL COMMUNICATION SEMICONDUCTORS, INC.

By:	/s/ SHING-KUO WANG
Shing-Kuo (Dave) Wang Acting President and CEO

[Counterpart signature pages of Additional Investors to follow.]

ADDITIONAL INVESTOR SIGNATURE PAGE

TO ADDENDUM

SERIES D-1 PREFERRED STOCK PURCHASE AGREEMENT

DATED AS OF JANUARY 4, 2002

BY AND AMONG

GLOBAL COMMUNICATION SEMICONDUCTORS, INC.,

AND EACH INVESTOR NAMED THEREIN

The undersigned hereby executes and delivers the Global Communication Semiconductors, Inc. Addendum to Series D-1 Preferred Stock Purchase Agreement (the “Addendum”) to which this Signature Page is attached effective as of the date of the Addendum, which Addendum and Signature Page, together with all counterparts of such Addendum and signature pages of the other parties named in such Addendum, shall constitute one and the same document in accordance with the terms of such Addendum.

Date: 2-27-02	Sirenza Microdevices, Inc.

/s/ ROBERT VAN BUSKIRK

By: Robert Van Buskirk

Its: President and CEO

Address: 522 Almanor Avenue Sunnyvale, California 94086

ADDITIONAL INVESTOR

SIGNATURE PAGE TO ADDENDUM

SERIES D-1 PREFERRED STOCK PURCHASE AGREEMENT

DATED AS OF JANUARY 4, 2002

BY AND AMONG

GLOBAL COMMUNICATION SEMICONDUCTORS, INC.,

AND EACH INVESTOR NAMED THEREIN

The undersigned hereby executes and delivers the Global Communication Semiconductors, Inc. Addendum to Series D-1 Preferred Stock Purchase Agreement (the “Addendum”) to which this Signature Page is attached effective as of the date of the Addendum, which Addendum and Signature Page, together with all counterparts of such Addendum and signature pages of the other parties named in such Addendum, shall constitute one and the same document in accordance with the terms of such Addendum.

Date: March 19, 2002	Opcom Holdings Limited

By: [Illegible]
Its: Director

c/o KLM Capital Management Limited
10th Floor, Century Square 1-13 D-Aguilar Street Central Hong Kong

INVESTOR

SIGNATURE PAGE TO ADDENDUM

SERIES D-1 PREFERRED STOCK PURCHASE AGREEMENT

DATED AS OF JANUARY 4, 2002

BY AND AMONG

GLOBAL COMMUNICATION SEMICONDUCTORS, INC.,

AND EACH INVESTOR NAMED THEREIN

The undersigned hereby executes and delivers the Global Communication Semiconductors, Inc. Addendum to Series D-1 Preferred Stock Purchase Agreement (the “Addendum”) to which this Signature Page is attached effective as of the date of the Addendum, which Addendum and Signature Page, together with all counterparts of such Addendum and signature pages of the other parties named in such Addendum, shall constitute one and the same document in accordance with the terms of such Addendum.

Date:	Investor: [Other Investors]

By: /s/ [Other Investors]
Its:

	Addresses	[Other Investors’ Addresses]

GLOBAL COMMUNICATION SEMICONDUCTORS, INC.

SERIES D-1 PREFERRED STOCK

PURCHASE AGREEMENT

January 4, 2002

SERIES D-1 PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES D-1 PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of January 4, 2002, by and among Global Communication Semiconductors, Inc., a California corporation (the “Company”) with its principal place of business at 23600 Telo Avenue, Torrance, California 90505, and each of the persons listed on Schedule A hereto, each of which is herein referred to as an “Investor.”

THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Purchase and Sale of Stock.

1.1 Sale and Issuance of Series D-1 Preferred Stock.

(a) The Company shall adopt and file with the Secretary of State of the State of California on or before the Closing (as defined below) a Second Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit A (the “Restated Articles”).

(b) Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase at the Closing and the Company agrees to sell and issue to each Investor, at the Closing that number of shares of the Company’s Series D-1 Preferred Stock set forth opposite each Investor’s name on Schedule A hereto at a price of $.60 per share.

1.2 Closing Date; Delivery. The purchase and sale of the Series D-1 Preferred Stock shall take place at the offices of Pillsbury Winthrop LLP, 725 S. Figueroa Street, Suite 2800, Los Angeles, California, at 11:00 a.m. on January 4, 2002, or at such other time and place as the Company and Taiwan Special Opportunities Fund III (“TSOF”) shall mutually agree, either orally or in writing (which time and place are designated as the “Closing”). At the Closing, the Company shall deliver to each Investor a certificate representing the shares of Series D-1 Preferred Stock that such Investor is purchasing against payment of the purchase price therefor by check, wire transfer, or such other form of payment as shall be mutually agreed upon by such Investor and the Company.

1.3 Subsequent Closings of Series D-1 Preferred Stock. The Company may sell up to the balance of the fully authorized number of shares of Series D-1 Preferred Stock not sold at the Closing to such purchasers as TSOF shall select at a price of $.60 per share, provided the agreement(s) for sale and the transactions contemplated thereby are closed not later than ninety (90) days following the Closing (individually, a “Subsequent Closing” and together, the “Subsequent Closings”). Any such sale shall be made upon the same terms and conditions as those contained herein, and such persons or entities shall become parties to this Agreement, that certain Investors’ Rights Agreement dated as of the date hereof by and among the Company and the Investors and the holders of the Company’s Series A-1 Preferred Stock, Series B-1 Preferred Stock and Series C-1 Preferred Stock, as defined therein, the form of which is attached hereto as Exhibit B (the “Investors’ Rights Agreement”), and that certain Right of First Refusal and Co-Sale Agreement dated as of the date hereof by and among the Company, the Investors, the holders of the Company’s Series A-1 Preferred Stock, Series B-1 Preferred Stock and Series C-1

Preferred Stock and the Founders, as defined therein, the form of which is attached hereto as Exhibit C (the “Co-Sale Agreement”), and such persons or entities shall have the rights and obligations of an Investor hereunder and thereunder. Upon any such purchases, Schedule A shall be amended to reflect such purchases. The Closing and each Subsequent Closings are referred to herein individually as a “Closing.”

2. Representations and Warranties of the Company. Except as set forth on a Schedule of Exceptions furnished to each Investor and attached hereto as Schedule B specifically identifying the relevant subparagraph(s) hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder, the Company hereby represents and warrants the following to each Investor. As used in this Section 2, the phrases “to the best of the Company’s knowledge” or “to the best of its knowledge” shall mean to the best of knowledge of the Company’s current officers, provided that any such individual has not intentionally avoided such knowledge.

2.1 Organization; Good Standing; Qualification. The Company and its wholly owned subsidiary, AmComm Technology, Inc. (“Subsidiary”) are each a corporation duly organized, validly existing and in good standing under the laws of the State of California and each has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company has all the requisite corporate power and authority to execute and deliver this Agreement, the Investor Rights’ Agreement, the Co-Sale Agreement, and any other agreement to which the Company is a party the execution and delivery of which is contemplated hereby (the “Ancillary Agreements”), to issue and sell the Series D-1 Preferred Stock and the Common Stock issuable upon conversion thereof, and to carry out the provisions of this Agreement, the Investor Rights’ Agreement, the Restated Articles and any Ancillary Agreement. The Company and the Subsidiary are not qualified to transact business as a foreign corporation in any jurisdiction and such qualification is not now required.

2.2 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and any Ancillary Agreement, the adoption and filing of the Restated Articles, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, issuance (or reservation for issuance), sale and delivery of the Series D-1 Preferred Stock being sold hereunder and the Common Stock issuable upon conversion thereof has been taken or will be taken prior to the Closing, and this Agreement, and any Ancillary Agreement constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

2.3 Valid Issuance of Preferred and Common Stock. The Series D-1 Preferred Stock that is being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Agreements and under applicable state and federal securities laws. The Common Stock issuable upon conversion of the Series D-1 Preferred Stock purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Articles, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Agreements and under applicable state and federal securities laws.

2.4 Capitalization and Voting Rights. The authorized capital of the Company consists, or will consist immediately prior to the Closing, of:

(a) Preferred Stock. One Hundred and Ten Million (110,000,000) shares of Preferred Stock, without par value (the “Preferred Stock”), of which 29,500,000 shares have been designated Series A-1 Preferred Stock, of which 29,497,111 shares have been issued and are outstanding; 2,375,000 shares have been designated Series B-1 Preferred Stock, of which 2,375,000 shares have been issued and are outstanding; 10,005,000 shares have been designated Series C-1 Preferred Stock, of which 10,001,833 shares have been issued and are outstanding; and 60,000,000 shares have been designated Series D-1 Preferred Stock, none of which have been issued and are outstanding. The rights, privileges and preferences of the Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock and Series D-1 Preferred Stock are as stated in the Restated Articles. All of the outstanding shares of Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(b) Common Stock. One Hundred Fifty Million (150,000,000) shares of Common Stock, without par value (the “Common Stock”), of which 1,231,630 shares of Common Stock are issued and outstanding. The outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable. The outstanding shares of Common Stock have been issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “Act”) and any relevant state securities laws or pursuant to valid exemptions therefrom.

(c) The Company has reserved 11,898,500 shares of its Common Stock for purchase upon exercise of options previously granted or to be granted in the future under the Company’s 2001 Stock Incentive Plan (the “Option Plan”). Except for (i) the conversion privileges of the Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock and Series D-1 Preferred Stock, (ii) 3,353,200 options previously granted under the Option Plan, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights), or agreements for the purchase or acquisition from the Company of any shares of its capital stock. The Company is not a party or subject to any agreement or understanding and, to the best of the Company’s knowledge, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security.

(d) The outstanding shares of Preferred Stock and Common Stock are owned by the shareholders in the numbers specified in Exhibit D.

2.5 Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, the offer, sale or issuance of the Series D-1 Preferred Stock by the Company or the issuance of Common Stock upon conversion of the Series D-1 Preferred Stock, except for the filings pursuant to Regulation D under the Act and pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder, which filings will be effected within the applicable periods thereof.

2.7 Export Controls. The Company and the Subsidiary have at all times complied fully with any and all export regulations and rules now in effect or as may be issued from time to time by the Office of Export Administration of the United States Department of Commerce or any other Federal governmental authority which has jurisdiction relating to the export of products in connection with which the Company has provided services. Neither the Company nor the Subsidiary has provided its services for the benefit of any country that is not authorized to receive such services by the United States of America.

2.8 Contracts and Other Commitments.

(a) Except for agreements explicitly contemplated hereby, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, employees, consultants, affiliates, or any affiliate thereof.

(b) Neither the Company nor the Subsidiary has any contract, agreement, lease, commitment or proposed transaction, written or oral, absolute or contingent, other than contracts for the purchase of supplies and services that were entered into in the ordinary course of business and that do not individually or in the aggregate involve more than $10,000 and do not extend for more than one (1) year beyond the date hereof. With respect to each agreement listed on the Schedule of Exceptions, (i) such agreement is in full force and effect; (ii) there is no basis upon which the other party thereto has had or could reasonably be expected to have a right to terminate, declare a default under, modify, renegotiate or otherwise materially change the terms of such agreement; and (iii) such agreement is not scheduled to expire before the second anniversary of the Closing date unless indicated on the Schedule of Exceptions.

(c) Neither the Company nor the Subsidiary has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $10,000 or in excess of $25,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) The Company has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the merger of the Company or the Subsidiary with or into any such corporation or corporations, (ii) with any representative of any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or the Subsidiary or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company would be disposed of, or (iii) regarding any other form of liquidation, dissolution or winding up of the Company or the Subsidiary.

(e) Each past and present officer, Key Employee and consultant of the Company and the Subsidiary is a party to a nondisclosure and confidentiality agreement where such individual (i) agrees not to use the Company’s, the Subsidiary’s or any customer’s confidential information or trade secrets for any purpose other than as expressly permitted by the Company, such subsidiary or customer, as the case may be, and not to disclose such information trade secrets to any third party, and (ii) has assigned to the Company in writing all right, title and interest in and to all copyrights, trade secrets, inventions, patents, patent applications, renewal rights, divisions, and similar intellectual property rights relating to any past, present or future services, products, materials, processes or operations of the Company or any subsidiary, and each of the agreements described in clauses (i) and (ii) above is valid and enforceable in accordance with its terms. A Key Employee shall be defined as an employee who holds a managerial or supervisor position.

2.9 Related-Party Transactions. No employee, officer or director of the Company or member of his or her immediate family is indebted to the Company or the Subsidiary, nor is the Company or the Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of the Company’s knowledge, none of such persons has any direct or indirect ownership in any firm or corporation with which the Company or the Subsidiary is affiliated or with which the Company or the Subsidiary has a business relationship, or any firm or corporation that competes with the Company or the Subsidiary, except that employees, officers or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company, so long as such ownership does not amount to more than five percent (5%) of the outstanding shares of any such publicly traded company’s stock. No officer or director or any member of their immediate families is directly, or to the best of the Company’s knowledge indirectly, interested in any material contract with the Company or the Subsidiary. Neither the Company nor the Subsidiary is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

2.10 Registration Rights; Voting Rights. Except as provided in the Investors’ Rights Agreement, the Company is not obligated to register under the Act any of its presently outstanding securities or any of its securities that may subsequently be issued. To the best of the Company’s knowledge, no shareholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.11 Permits. Each of the Company and the Subsidiary has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it and as proposed to be conducted, the lack of which could materially and adversely affect its business, properties, prospects or financial condition. Neither the Company nor the Subsidiary is in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.12 Compliance With Other Instruments. The Company is not in violation or default of any provision of its Restated Articles or Bylaws or any provision of any mortgage, agreement, instrument, or contract, judgment, order, writ or decree to which it is a party or by which it or any of its assets is bound, or to the best of its knowledge, any federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance by the Company of this Agreement and any Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby will not result in any violation of, or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties. The Company has complied with all preemptive, rights of first refusal and similar rights of any shareholder of the Company arising in connection with the Agreement or the Ancillary Agreements.

2.13 Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against the Company or the Subsidiary that questions the validity of this Agreement or any Ancillary Agreement or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby or that might result, either individually or in the aggregate, in any material adverse change in the assets, business, properties, prospects (financial or otherwise) or financial condition of the Company, or in any change in the current capitalization of the Company, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, any action, suit, proceeding or investigation pending or currently threatened involving the prior employment of any of the employees of the Company or the Subsidiary, their use in connection with the Company or the Subsidiary’s business of any information or techniques allegedly proprietary to any of their former employers, their obligations under any agreements with prior employers, or negotiations by the Company with potential backers of, or investors in, the Company or the Subsidiary or their proposed business. Neither the Company nor the Subsidiary is a party to, or subject to any order, writ, injunction, judgment or decree of any court, government agency or instrumentality. There is no action, suit, or proceeding or investigation by the Company or the Subsidiary currently pending or that the Company or the Subsidiary currently intends to initiate. Without limiting the foregoing, no third party has asserted in writing or, to the Company’s knowledge, verbally, that any of the Company’s or any subsidiary’s present or past officers, employees or consultants is breaching, has breached or threatens to breach any obligation concerning confidentiality, non-competition or non-solicitation.

2.14 Offering. Subject to the truth and accuracy of each Investor’s representations set forth in this Agreement, the offer, sale and issuance of the Series D-1 Preferred Stock, and the issuance of the Common Stock upon conversion of the Series D-1 Preferred Stock (assuming that such issuance is in accordance with this Agreement and the Restated Articles) as contemplated by this Agreement are exempt from the registration requirements of the Act and any applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

2.15 Title to Property and Assets; Leases. The Company has good and marketable title to all of its assets that it purports to own and owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

2.16 Financial Statements. The Company has made available to each Investor its audited consolidated financial statements (including balance sheet, income statement and statement of cash flows) as of and for the fiscal year ended June 30, 2000 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of and for the sixteen month period ended October 27, 2001 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to October 27, 2001 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of the Company.

2.17 Changes. Since October 27, 2001, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties, prospects, or financial condition of the Company;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company or the Subsidiary, except in the ordinary course of business and that is not material to the business, properties, prospects or financial condition of the Company;

(e) any material change to a material contract or agreement by which the Company or the Subsidiary or any of their respective assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h) any resignation or termination of employment of any officer or key employee of the Company; and the Company is not aware of any impending resignation or termination of employment of any such officer or key employee;

(i) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or the Subsidiary, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(j) any loans or guarantees made by the Company or the Subsidiary to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(k) any declaration, setting aside or payment or other distribution in respect to any of the Company’s or the Subsidiary’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company or the Subsidiary;

(l) to the best of the Company’s knowledge, any other event or condition of any character that might materially and adversely affect the business, properties, prospects or financial condition of the Company; or

(m) any arrangement or commitment by the Company or the Subsidiary to do any of the things described in this Section 2.17.

2.18 Insurance. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

2.19 Confidential Information and Invention Assignment Agreements. Each employee, consultant and officer of the Company and the Subsidiary has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Investors. The Company is not aware that any of its employees or consultants is in violation thereof.

2.20 Corporate Documents. The Restated Articles and Bylaws of the Company are in the form provided to the Investors or their counsel. The copy of the minute books of the Company provided to the Investors or their counsel contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes accurately in all material respects.

2.21 Intellectual Property. To the best of its knowledge (but without having conducted any special investigation or patent search) the Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted without any conflict with, or infringement of the rights of, others. Except for agreements with its own employees or consultants, there are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes of any other person or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. To the best of the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of the Company or that would conflict with the Company’s business as proposed to be conducted. Neither the execution nor delivery of this Agreement or the Investor Rights’ Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as proposed, will, to the best of the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

2.22 Manufacturing and Marketing Rights. The Company has not granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects the Company’s exclusive right to develop, manufacture, assemble, distribute, market, or sell its products or services.

2.23 Employees; Employee Compensation. There is no strike or labor dispute or union organization activities pending, threatened, or, to the best of the Company’s knowledge, contemplated between the Company and its employees. None of the Company’s employees belongs to any union or collective bargaining unit. The Company has complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment. To the best of the Company’s knowledge, no employee of the Company is or will be in violation of any judgment, decree or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with the Company or any other party because of the nature of the business conducted or to be conducted by the Company or to the use by the employee of his best efforts with respect to such business. The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. To the best of the Company’s knowledge, no officer or key employee, or any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at the will of the Company. The Company has an Employee Benefit

Plan, as defined by the Employee Retirement Income Security Act of 1974 (“ERISA”), and such plan is in compliance with ERISA.

2.24 Environmental and Safety Laws. The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the best of the Company’s knowledge after reasonable investigation, by any other person or entity on any property owned, leased or used by the Company. “Hazardous Materials” shall mean (1) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, and/or federal laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (2) any petroleum products or nuclear materials.

2.25 Political Contributions. Neither the Company, nor to the knowledge of the Company, any agent, employee or other person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kick-back or other similar unlawful payment.

2.26 Tax Returns. The Company has filed all tax returns and reports as required by law. These reports and returns are true and correct in all material respects. The Company has paid all material taxes and other assessments due, except those contested by it in good faith. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has the Company made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material effect on the Company, its financial condition, its business as presently conducted, or as proposed to be conducted or any of its properties or material assets.

2.27 Section 83(b) Elections. To the best of the Company’s knowledge, all individuals who have purchased shares of the Company’s Common Stock which are subject to forfeiture restrictions have timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable state tax laws.

2.28 Real Property Holding Corporation. The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and any regulations promulgated thereunder.

2.29 Disclosure. The Company has fully provided each Investor with all the information that such Investor has requested for deciding whether to purchase the Series D-1

Preferred Stock and all information that the Company believes is reasonably necessary to enable such Investor to make such decision, including certain of the Company’s projections describing its proposed business. To the best of the Company’s knowledge, neither this Agreement nor any Ancillary Agreement, including the exhibits attached hereto and thereto, nor any other statements or certificates made or delivered or to be delivered in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading in the light of the circumstances under which they were made.

3. Representations and Warranties of the Investors. Each Investor hereby represents and warrants, severally and not jointly, that:

3.1 Authorization. Such Investor has full power and authority to enter into this Agreement and the Investor Rights’ Agreement, and each such Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

3.2 Purchase Entirely for Own Account. This Agreement is made with such Investor in reliance upon such Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms, that the Series D-1 Preferred Stock to be received by such Investor and the Common Stock issuable upon conversion thereof (collectively, the “Securities”) will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that such Investor does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

3.3 Disclosure of Information; Independent Investigation. Such Investor represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Series D-1 Preferred Stock and the business, properties, prospects and financial condition of the Company. Such Investor, in electing to subscribe for the Series D-1 Preferred Stock hereunder, has relied solely upon the representations and warranties of the Company set forth in this Agreement and on independent investigation made by it and its representatives, if any, and such Investor has been given no oral or written representations or assurance from the Company or any representation of the Company other than as set forth in this Agreement or in a document executed by a duly authorized representative of the Company making reference to this Agreement. The foregoing shall not in any way limit or modify the representations and warranties of the Company in Section 2.28 or elsewhere in this Agreement or the Investor’s right to rely thereon.

3.4 Investment Experience. Such Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Series D-1 Preferred Stock. If other than an individual, such Investor also represents it has not been organized for the specific purpose of acquiring the Series D-1 Preferred Stock.

3.5 Offshore Transaction or Accredited Investor. Such Investor represents and warrants to the Company that either:

(a) (i) such Investor is not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S promulgated by the United States Securities and Exchange Commission (“SEC”) under the Act (see Exhibit E hereto); (ii) such Investor is not, and on the Closing Date will not be, an affiliate of the Company; (iii) at the time of execution of this Agreement, such Investor was outside the United States and no offer to purchase the Securities was made in the United States; (iv) such Investor agrees that all offers and sales of the Securities prior to the expiration of a period commencing on the Closing and ending one year thereafter (the “Distribution Compliance Period”) shall not be made to U.S. persons or for the account or benefit of U.S. persons and shall otherwise be made in compliance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an available exemption from registration; (v) such Investor is not a “distributor” as defined in Rule 902(d) of Regulation S; (vi) the transactions contemplated hereby (A) have not been and will not be pre-arranged by such Investor with a purchaser located in the United States or a purchaser which is a U.S. Person, and (B) are not and will not be part of a plan or scheme by such Investor to evade the registration provisions of the Act; (vii) such Investor shall take all reasonable steps to ensure its compliance with Regulation S and shall promptly send to each purchaser (A) who acts as a distributor, underwriter, dealer or other person participating pursuant to a contractual arrangement in the distribution of the Securities or receiving a selling concession, fee or other remuneration in respect of any of the Securities, or (B) who purchases prior to the expiration of the Distribution Compliance Period, a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales as such Investor pursuant to Section 903(c)(2)(iv) of Regulation S; and (viii) none of such Investor, its affiliates or persons acting on their behalf have conducted and shall not conduct any “directed selling efforts” as that term is defined in Rule 902(b) of Regulation S; nor has such Investor, its affiliates or persons acting on their behalf have conducted any general solicitation to the offer and sale of any of the Securities in the United States or elsewhere; or

(b) such Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the SEC under the Act, as presently in effect.

3.6 Directed Selling Efforts. If such Investor comes within Section 3.5(a) above, such Investor will not engage in any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Securities sold hereunder.

3.7 Short Position; Agreement Not to Hedge If such Investor comes within Section 3.5(a) above, neither Investor nor any of its affiliates will directly or indirectly maintain any short position in any securities of the Company until after the end of the Distribution Compliance Period and Investor agrees not to engage in hedging transactions with respect to the Securities during the Distribution Compliance Period except in compliance with the Act.

3.8 No Government Recommendation or Approval. Such Investor understands that no United States federal or state agency, or similar agency of any other country, has passed upon or made any recommendation or endorsement of the Company, this transaction or the purchase of the Securities.

3.9 Restricted Securities. Such Investor understands that the Securities it is purchasing are characterized as “restricted securities” under the United States federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this connection, such Investor represents that it is familiar with Rule 144 of the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

3.10 Legends. It is understood that the certificates evidencing the Securities may bear one or all of the following legends:

(a) “These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated (1) in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or (2) unless sold pursuant to Rule 144 of such Act or in an offshore transaction (as defined in Regulation S under such Act) in accordance with Regulation S. If the holder of these securities is a non-U.S. person within the meaning of Regulation S under such Act, such holder agrees not to, directly or indirectly, engage in any hedging transaction with regard to this security or any common stock issuable upon conversion of this security except as permitted by such Act.”

(b) Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code.

3.11 Further Representations by Foreign Investors. If an Investor is not a U. S. person, such Investor hereby represents that such Investor has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Securities, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Securities. Such Investor’s subscription and payment for, and its continued beneficial ownership of the Securities, will not violate any applicable securities or other laws of its jurisdiction.

4. California Commissioner of Corporations. THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH

THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

5. Conditions of Investors’ Obligations at Closing. The obligations of each Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent in writing thereto:

5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 hereof shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

5.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3 Compliance Certificate. The Chief Executive Officer of the Company shall deliver to each Investor at the Closing a certificate certifying that the conditions specified in Sections 5.1 and 5.2 hereof have been fulfilled.

5.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state or the consents of any other person that are required in connection with the lawful issuance and sale of the Series D-1 Preferred Stock pursuant to this Agreement shall be duly obtained and effective as of the Closing.

5.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors.

5.6 Ancillary Agreements. The Company, each Investor and each holder of the Company’s Series A-1 Preferred Stock, Series B-1 Preferred Stock and Series C-1 Preferred Stock shall have entered into the Investors’ Rights Agreement in substantially the form attached as Exhibit B and the Company, each Investor, each holder of the Company’s Series A-1 Preferred Stock, Series B-1 Preferred Stock and Series C-1 Preferred Stock and the Founders shall have entered into the Co-Sale Agreement in substantially the form attached as Exhibit C.

5.7 Proprietary Information Agreements. Each employee, consultant, officer and director of the Company and the Subsidiary shall have executed a Proprietary Information Agreement in substantially the form attached as Exhibit F hereto.

5.8 Opinion Letter. The Investors shall have received an opinion letter from Pillsbury Winthrop LLP, counsel to the Company, in substantially the form attached as Exhibit G.

5.9 Restated Articles. The Company shall have filed the Restated Articles with the Secretary of State of California on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

5.10 Amendment to the Bylaws. The Bylaws of the Company shall have been amended as set forth in Exhibit I hereto.

5.11 Secretary’s Certificate. The Secretary of the Company shall deliver to Investors at the Closing a certificate as to (i) the due adoption of resolutions by the Company’s Board of Directors and shareholders relating to the Agreements and the transactions contemplated thereby, (ii) the Restated Articles, indicating that they have been adopted by the Company’s Board of Directors and shareholders and certifying that there are no proceedings currently in progress to amend such Restated Articles, and (iii) the Amendment to the Company’s Bylaws, indicating that such amendment has been adopted by the Company’s Board of Directors and shareholders and certifying that there are no proceedings currently in progress to further amend such Bylaws other than as expressly contemplated by this Agreement.

5.12 Minimum Closing Amount. The aggregate purchase price to be received by the Company at the Closing set forth in Section 1.2 shall be at least $12,000,000 or such other lower amount as may be agreed upon between the Company and TSOF.

5.13 Intellectual Property Opinion. The Investors shall have received an opinion from Pillsbury Winthrop LLP, counsel to the Company, with respect to the allegations made by HRL Laboratories against the Company in its October 12, 2001 letter, in substantially the form attached as Exhibit J.

5.14 Stock Option Opinion. The Investors shall have received an opinion from Akin, Gump, Strauss, Hauer & Feld, LLP, special counsel to the Company, with respect to the Company’s 2001 Stock Incentive Plan, in substantially the form attached as Exhibit K.

5.15 Employment Agreements. The Investors shall have received executed employment agreements between the Company and the following employees: Dr. Dave Wang, Dr. Yaochun Chen and Dr. Chanh Nguyen, in substantially the form attached as Exhibit L.

6. Conditions of the Company’s Obligations at Closing. The obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by that Investor, unless otherwise waived:

6.1 Representations and Warranties. The representations and warranties of each Investor contained in Section 3 hereof shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

6.2 Payment of Purchase Price. The Investor shall have delivered the purchase price for the shares being purchased by such Investor specified in Section 1.

6.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state jurisdiction that are required to be in effect as of the Closing in connection with the lawful issuance and sale of the Series D-1 Preferred Stock pursuant to this Agreement shall be duly obtained and effective as of the Closing.

7. Miscellaneous.

7.1 Escrow of Proceeds. An Escrow Agreement has been entered into by and between Wells Fargo Bank Minnesota (the “Escrow Agent”) and the Company whereby payments received from Investors for the purchase of the Series D-1 Preferred Stock will be placed into escrow with the Escrow Agent for the benefit of the parties of this Agreement until Closing. Upon satisfaction of all the conditions precedent for the Closing, each of the Investors irrevocably authorize the lead investor, TSOF, to deliver a notice to the Escrow Agent for the release of the escrow funds to the Company.

7.2 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

7.3 Survival of Warranties. The warranties, representations and covenants of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

7.4 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including permitted transferees of any shares of Series D-1 Preferred Stock sold hereunder or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.5 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as if entered into by and between California residents exclusively for performance entirely within California.

7.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.8 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by United States first-class mail, postage prepaid, or delivered personally by hand or nationally recognized courier addressed (a) if to Investor, as indicated on the signature pages or on the applicable Schedule hereto, or at such other address as such holder or permitted assignee shall have furnished to the Company in writing, or (b) if to the Company, at 23600 Telo Avenue, Torrance, California 90505-4035, or at such other address as the Company shall have furnished to each holder in writing. All such notices and other written communications shall be effective (i) if mailed, five (5) days after mailing and (ii) if delivered by hand or nationally recognized carrier, upon delivery.

7.9 Expenses. Irrespective of whether the Closing is effected, the Company shall, at the Closing, reimburse the reasonable fees, not to exceed $40,000 of (i) Jones Day Reavis & Pogue, counsel for Taiwan Special Opportunities Fund III, and (ii) the reasonable fees and expenses of any consultants or patent counsel employed by the Investors and shall, upon receipt of a bill therefor, reimburse the reasonable out of pocket expenses of such counsel.

7.10 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Investors’ Rights Agreement, the Co-Sale Agreement or the Restated Articles, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.11 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least 50% of the Common Stock issued or issuable upon conversion of the Series D-1 Preferred Stock. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted), each future holder of all such securities and the Company.

7.12 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.13 Effect of Amendment or Waiver. Each Investor acknowledges that by the operation of Section 7.10 hereof the holders of at least 50% of the Common Stock that is issued or issuable upon conversion of the Series D-1 Preferred Stock will have the right and power to diminish or eliminate all rights of such Investor under this Agreement.

7.14 Finder’s Fee. Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.15 Waiver of Conflicts. Each party to this Agreement acknowledges that Pillsbury Winthrop LLP (“PW”), counsel for the Company, has in the past and may continue to perform legal services for certain of the Investors in matters unrelated to the transactions described in this Agreement, including the representation of such Investors in venture capital financings and other matters. Accordingly, each party to this Agreement hereby (1) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; (2) acknowledges that PW represented the Company in the transaction contemplated by this Agreement and has not represented any individual Investor or any individual stockholder or employee of the Company in connection with such transaction; and (3) gives its informed consent to PW’s representation of certain of the Investors in such unrelated matters and to PW’s representation of the Company in connection with this Agreement and the transactions contemplated hereby.

7.16 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or many similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part, of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.17 Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Investor agrees that no Investor nor the respective controlling persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Global Communication Semiconductors, Inc., a California Corporation

By:	/s/ OWEN WU
Dr. O. K. Wu President & CEO

[Counterpart signature pages of Investors to follow.]

SIGNATURE PAGE TO

SERIES D-1 PREFERRED STOCK PURCHASE AGREEMENT

DATED AS OF JANUARY 4, 2002

BY AND AMONG

GLOBAL COMMUNICATION SEMICONDUCTORS, INC.,

AND EACH INVESTOR NAMED THEREIN

The undersigned hereby executes and delivers the Global Communication Semiconductors, Inc. Series D-1 Preferred Stock Purchase Agreement (the “Purchase Agreement”) to which this Signature Page is attached effective as of the date of the Purchase Agreement, which Purchase Agreement and Signature Page, together with all counterparts of such Purchase Agreement and signature pages of the other Investors named in such Purchase Agreement, shall constitute one and the same document in accordance with the terms of such Purchase Agreement.

/s/ [INVESTORS]
By:	[Investors]
Address:	[Investors’ Addresses]